CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 26, 2013 with respect to the financial statements of AllianceBernstein Market Neutral Strategy - U.S. and AllianceBernstein Market Neutral Strategy - Global (two of the portfolios constituting AllianceBernstein Cap Fund, Inc.) for the fiscal year ended July 31, 2013, which is incorporated by reference in this Post-Effective Amendment No. 140 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.

                                             /s/ ERNST & YOUNG LLP


New York, New York
October 28, 2013

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